EXIT AGREEMENT

    This Exit Agreement (the “Agreement”) is made and entered as of the Effective Date (as defined below), between Kosmos Energy, LLC (“Company”) and Thomas P. Chambers (“Retiree” and, together with Company, the “Parties”). In connection with this Agreement, the Parties acknowledge that (a) Company is a premier international oil and gas exploration and production company (the “Business”), (b) Retiree is age 60 or over, has been employed by Company for over five years, and serves as a member of Company’s Senior Leadership Team, (c) Retiree timely initiated the retirement process in accordance with Company guidelines, (d) Retiree completed the transition process to Kosmos’ satisfaction, and (e) the Parties desire to enter into this Agreement to protect stockholder relations, goodwill, and other legitimate interests (together, the “Interests”). Accordingly, and in consideration of the mutual promises below and for other valuable consideration, the Parties agree to the following terms:

1.Retirement from Employment. Retiree acknowledges that Retiree will retire from Retiree’s employment with Company effective 31 December 2020 (the “Retirement Date”). Retiree will receive certain Vesting Benefits (as defined below) and incremental cash compensation (as defined below) (together, the “Post-Retirement Benefit”) provided that Retiree executes this Agreement and does not revoke Retiree’s acceptance.

2.Post-Retirement Benefit. The following benefits comprise the Post-Retirement Benefit:

a.Vesting Benefits. Exhibit A sets forth each outstanding restricted share unit (“RSU”) award and performance share unit (“PSU”) award previously granted to Retiree under the Kosmos Energy Ltd. Long Term Incentive Plan (as amended from time to time, the “LTIP”) and described in applicable award agreements (“Award Agreements”). With respect to each outstanding RSU award and PSU award held by Retiree that, as of the Retirement Date, has been outstanding for at least one year following the applicable grant date (collectively, the “Eligible Awards”), Company agrees to amend and waive, in accordance with the terms of the LTIP and the individual RSU and PSU Award Agreements granted to Retiree thereunder, all or any portion of the continued service-based vesting conditions applicable to such Eligible Awards (the “Vesting Benefits”) and delete any forfeiture requirements based on Retiree’s retirement; provided that (i) in the case of any Eligible Award that is subject to performance-vesting conditions, the vesting of such award will remain subject to the satisfaction of the applicable performance-vesting conditions, (ii) the Eligible Awards will remain subject to all other terms and conditions applicable to such Eligible Awards pursuant to the LTIP and the applicable Award Agreements, and (iii) the Eligible Awards will convert into common stock of Company in accordance with their original vesting/settlement schedule. The latest date on which any Eligible Award (or any portion thereof) will convert into common stock of Company is the “Last Full Vest Date.” For the avoidance of doubt, any awards held by Retiree under the LTIP that are not Eligible Awards shall not be entitled to the Vesting Benefits, and shall, effective as of the Retirement Date, be forfeited in their entirety without the payment of any consideration to Retiree, and Retiree shall have no further rights or entitlements with respect to such awards. Any other provision of the LTIP to

Exit Agreement

the contrary notwithstanding, the Vesting Benefits will apply only if Retiree complies with all terms and conditions of this Agreement. Notwithstanding the foregoing, this subparagraph (a) will not apply to any Eligible Awards to the extent such application would cause such Eligible Award to be subject to an additional tax under section 409A of the Internal Revenue Code of 1986, as amended.

b.Cash Payment. Exhibit B sets forth the incremental cash payment Retiree will receive as part of Retiree’s Post-Retirement Benefit. If Retiree timely signs the Agreement without modification and does not revoke the Agreement as permitted below, Company will pay the cash portion of the Post-Retirement Benefit in a lump-sum within ten business days after the Effective Date (as defined below).

3.General Release. In exchange for the Post-Retirement Benefit, Retiree releases, acquits, and forever discharges (i) Company, (ii) any parent, subsidiary, or affiliated entity of Company, (iii) any current or former officer, stockholder, member, director, partner, agent, manager, employee, representative, insurer, or attorney of the entities described in (i) or (ii), (iv) any employee benefit plan sponsored or administered by any person or entity described in (i), (ii), or (iii), and (v) any successor or assign of any person or entity described in (i), (ii), (iii), or (iv) (collectively, the “Company Parties”) from, and waive to the maximum extent permitted by applicable law, any and all claims, liabilities, demands, and causes of action of whatever character, whether known or unknown, fixed or contingent, or vicarious, derivative, or direct, that Retiree may have or claim against Company or any of the other Company Parties. Retiree understands that this general release includes, but is not limited to, any and all claims arising under federal, state, or local laws prohibiting employment discrimination, including the Age Discrimination in Employment Act, or other claims growing out of, resulting from, or connected in any way with Retiree’s employment with or retirement from Company, including any right or claim to compensation, payment, or other benefit under Company’s October 16, 2014 offer-of-employment letter to Retiree. Retiree understands that this Agreement does not waive any rights or claims against Company or any of the other Company Parties that may arise after the date on which Retiree signs it. Retiree further understands that nothing in this Agreement waives (i) any benefits to which Retiree has a vested entitlement under the terms of the applicable employee benefit plans established by Company, or (ii) any right or claim to indemnification or defense of any claims for acts taken by Retiree during Retiree’s employment with Company on the same terms as indemnification is made available by Company to other executive employees, officers, or directors, whether through Company’s bylaws, directors and officers liability insurance, or otherwise.

4.Acceptance of Agreement. Retiree understands that Retiree may accept the terms of this Agreement by signing and dating the last page and returning all pages to Amy Wynn-Steffek, Senior Vice President and Chief HR Officer, by email at awynn-steffek@kosmosenergy.com, no later than January 15, 2021, which Retiree acknowledges is at least 21 days from the date Retiree first received it, but under no circumstances may Retiree do so before the Retirement Date. Retiree further understands that if Retiree is

Exit Agreement

unable to email the signed Agreement, Retiree may mail it to Amy Wynn-Steffek at 8176 Park Lane, Suite 500, Dallas, Texas 75231, so long as it is postmarked no later than January 15, 2021. Retiree represents and warrants that, except for modifications expressly agreed to by Company, Retiree has not modified this Agreement as it was originally presented to Retiree, and that any modifications to this Agreement, whether material or immaterial, made by Company and Retiree after it was originally presented to Retiree do not extend or restart the period for Retiree to consider and accept this Agreement.

5.Effective Date and Revocation Rights. Retiree understands that the terms of this Agreement will become effective and enforceable eight days after Retiree signs it (the “Effective Date”), unless before then Retiree revokes Retiree’s acceptance in writing and delivers Retiree’s written revocation to Amy Wynn-Steffek at the email or address above, in which case Retiree will not be entitled to receive the Post-Retirement Benefit. Retiree acknowledges and agrees that Company has no legal obligation to provide the Post-Retirement Benefit to Retiree. Signing this Agreement constitutes Retiree’s agreement to all terms and conditions set forth in it and is in consideration of Company’s agreement to provide the Post-Retirement Benefit.

6.Confidential Information.

a.Definition of Confidential Information. “Confidential Information” includes all of Company’s confidential or proprietary information, trade secrets (as defined by applicable law), and other information used in the Business that provides a competitive advantage but is not generally known by competitors, and does not include any information in the public domain and readily available to competitors through no wrongful act of Retiree. Retiree acknowledges and agrees that: (a) Company has expended, and continues to expend, significant efforts and resources to develop its Confidential Information, which increases the value of its Interests and gives it a competitive advantage; and (b) Company provided Confidential Information to Retiree before the Effective Date.

b.Agreement Not to Disclose Confidential Information. Retiree will not directly or indirectly (i) use any Confidential Information, (ii) disclose any Confidential Information in any manner to any person or entity who is not a director, manager, officer, employee, consultant, representative, agent, or legal counsel of Company or its affiliates, or (iii) disclose any Confidential Information in any manner to any other person or entity unless previously authorized in writing by Company’s Chief Executive Officer or Senior Vice President and General Counsel. The restrictions set forth in this paragraph will not apply to disclosures made in compliance with the Defend Trade Secrets Act of 2016 (the “DTSA”), 18 U.S.C. § 1833(b). The DTSA provides in relevant part:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for

Exit Agreement

the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Retiree acknowledges that (i) Retiree has a right to disclose in confidence trade secrets to federal, state, or local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, (ii) Retiree has a right to disclose trade secrets in a complaint or other document filed in a lawsuit or other proceeding so long as the document is filed under seal and Retiree otherwise does not disclose such trade secrets, except pursuant to court order, and (iii) nothing in this Agreement conflicts with the DTSA or creates liability for disclosures allowed under the DTSA. Retiree acknowledges that Retiree’s nondisclosure obligations survive the ending of Retiree’s employment with Company.

c.Return of Confidential Information. Retiree acknowledges that Retiree has returned to Company all of its or any of the other Company Parties’ Confidential Information in any form or medium. Retiree further agrees to deliver promptly to Company any such additional Confidential Information that Retiree may discover in Retiree’s possession. Retiree likewise agrees not to directly or indirectly keep or deliver to anyone else any Confidential Information (including any copies of Confidential Information) or any devices storing Confidential Information.

7.Noncompetition and Nonsolicitation Restrictive Covenants.

a.Acknowledgements. Retiree acknowledges that (i) this Agreement entitles Retiree to receive Vesting Benefits designed to increase Retiree’s ownership interest in Company and protect Company’s goodwill, (ii) a reasonable prohibition against Retiree’s competing with Company or soliciting Company’s employees (the “Restricted Activities”) is appropriate for the protection of Company’s Confidential Information and Interests, (iii) Retiree’s covenants regarding the Restricted Activities are ancillary to the otherwise enforceable agreements by Company and Retiree under paragraph 6 and Company’s agreement to provide Retiree with the Vesting Benefits, and are supported by independent, valuable consideration, (iv) the restraints in the covenants regarding the Restricted Activities are reasonable and do not include any greater restraint than is reasonably necessary to protect Company’s Confidential Information and Interests, and (v) Company may waive the Restricted Activities, in whole or in part, in writing at any time.

b.Noncompetition. Retiree agrees that, without the prior written consent of Company’s Chief Executive Officer or Senior Vice President and General Counsel, for 12 months following the execution of this Agreement (the “Restricted Period”), Retiree will not accept any job, employment, or consulting work with, perform services for, or otherwise associate directly or indirectly as an employee, officer, director, agent, partner, stockholder, owner, member, representative, or consultant of any Competing Business. A “Competing

Exit Agreement

Business” is a business involved in oil and gas exploration, production, or development in the U.S. Gulf of Mexico, Equatorial Guinea, Ghana, Mauritania, or Senegal. Retiree will not violate this paragraph 7(b) solely as a result of Retiree’s investment in stock or other securities of a Competing Business listed on a national securities exchange or actively traded in the over-the-counter market if Retiree and the members of Retiree’s immediate family do not, directly or indirectly, in the aggregate hold more than one percent of all such shares of stock or other securities issued and outstanding.

c.Nonsolicitation of Company Employees. Retiree agrees that, without the prior written consent of Company’s Chief Executive Officer or Senior Vice President and General Counsel, during the Restricted Period, Retiree will not directly or indirectly for Retiree’s own account or for the benefit of any other person, hire, attempt to hire, employ, solicit for employment, or recruit any person whom Company employed within six months immediately preceding the Retirement Date and with whom Retiree had contact relating to the Business or about whom Retiree had access to Confidential Information, or entice, persuade, encourage, induce, advise, or recommend to any such person that he or she terminate or abandon his or her employment with Company.

d.Enforcement; Remedies. If Retiree breaches or threatens to breach Retiree’s covenants with respect to the Restricted Activities, Company will be entitled to equitable relief (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which it may be entitled, including any and all monetary damages that Company may incur as a result of such breach, violation, or threatened breach or violation. Retiree irrevocably waives any right to challenge the validity or enforceability of such obligations or covenants. In the event a court deems any provisions of this Agreement to exceed the limits permitted by any applicable law, such provisions will be, and are, reformed to the maximum limitations permitted by applicable law.

8.Permitted Activities. Retiree understands that nothing in this Agreement precludes Retiree from (i) voluntarily filing a charge or complaint with, providing truthful information to, or cooperating with an investigation conducted by a government agency, (ii) providing information to Retiree’s attorney (if any), (iii) making statements under oath or giving truthful testimony in a legal proceeding or as required by law or valid legal process, such as by a subpoena or court order, or (iv) engaging in any other legally protected activity. Retiree further understands that Retiree is not required to notify Company before or if Retiree engages in any such permitted activities. Retiree represents that Retiree has no knowledge of any improper, unethical, or illegal conduct or activities by Company or any of the other Company Parties that Retiree has not already reported to Company.

9.Jury Waiver. Retiree irrevocably waives the right to trial by jury with respect to any claim or cause of action against Company or any of the other Company Parties

Exit Agreement

arising from Retiree’s employment with or retirement from Company or from this Agreement (either for alleged breach or enforcement).

10.Voluntary Agreement. Retiree acknowledges that (i) Retiree read this Agreement, (ii) by this paragraph, Company specifically has advised Retiree to consult an attorney and Retiree has had the opportunity to consult an attorney, (iii) Retiree received this Agreement on or before December 14, 2020 and has had at least 21 days to consider and fully understand the meaning and effect of Retiree’s action in signing this Agreement, (iv) Retiree’s signing of this Agreement is knowing, voluntary, and based solely on Retiree’s own judgment in consultation with Retiree’s attorney, if any, and (v) Retiree is not relying on any written or oral statement or promise other than as set out in this Agreement or the Advisory Agreement.

11.Miscellaneous. This Agreement contains and constitutes the entire understanding and agreement between Company and Retiree with respect to its subject matter and may not be released, discharged, abandoned, supplemented, changed, or modified in any manner except by a writing of concurrent or subsequent date signed by both an authorized Company official and Retiree. This Agreement is governed by and construed in accordance with the laws of the State of Texas without regard to its rules regarding conflict of laws. Exclusive venue for purposes of any dispute, controversy, claim, or cause of action between the Parties concerning, arising out of, or related to this Agreement or Retiree’s employment with or retirement from Company is in any state or federal court of competent jurisdiction presiding over Dallas County, Texas. Nothing in this Agreement, however, precludes Company or Retiree from seeking to remove a civil action from any state court to federal court. Retiree further consents to receive service of process related to any such action by any method permitted by statute or rule and—whether or not expressly authorized by statute or rule—through any email or social-media account established, maintained, or used by Retiree.

RETIREE /s/ Thomas P. Chambers Thomas P. Chambers Date: January 4, 2021	KOSMOS ENERGY, LLC /s/ Jason E. Doughty By: Jason E. Doughty Sole Manager and Vice President Date: January 4, 2021

EXHIBIT A

Type of Eligible Award	Grant Date	Vesting Date	Number of Shares
Service Award	31-Jan-18	1-Jan-21	24,375
Performance Award	31-Jan-18	3-Jan-21	146,875*
Service Award	31-Jan-19	2-Jan-21	24,374
Service Award	31-Jan-19	2-Jan-22	24,374
Performance Award	31-Jan-19	4-Jan-22	146,875*

*    For PSUs, the figure reflects the target number of shares underlying the award. The actual number of shares that will vest will be determined based on achievement of the applicable performance goals and will range between 0% and 200% of the target number of shares underlying each PSU award.

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EXHIBIT B

Payment Type	Value
Senior Executive Retirement Program Cash Component	$ 410,483.00

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